Filed Pursuant to Rule 433

Registration No. 333-241031

March 27, 2023

Pioneer Natural Resources Company

Pricing Term Sheet

Issuer:	Pioneer Natural Resources Company

Security Type:	Senior Unsecured

Offering Format:	SEC Registered

Expected Ratings*:	Baa1/BBB/BBB+ (Stable/Stable/Stable)

Trade Date:	March 27, 2023

Settlement Date:	March 29, 2023 (T+2)

Title of Securities:	5.100% Senior Notes due 2026

Principal Amount:	$1,100,000,000

Stated Maturity Date:	March 29, 2026

US Treasury Benchmark:	4.625% due March 15, 2026

US Treasury Yield:	3.798%

Spread to US Treasury:	1.320%

Yield to Maturity:	5.118%

Issue Price:	99.951% of face amount

Coupon:	5.100%

Interest Payment Dates:	March 29 and September 29 commencing September 29, 2023

Optional Redemption:	Greater of par or T + 20 bps

CUSIP/ISIN:	723787 AV9 / US723787AV90

Joint Book-Running Managers:

BofA Securities, Inc.

TD Securities (USA) LLC

Wells Fargo Securities, LLC

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

Senior Co-Managers:	Barclays Capital Inc. CIBC World Markets Corp. Credit Suisse Securities (USA) LLC MUFG Securities Americas Inc.

Co-Managers:	PNC Capital Markets LLC Truist Securities, Inc. U.S. Bancorp Investments, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting BofA Securities, Inc. at 1-800-294-1322, TD Securities (USA) LLC at 1-855-495-9846, or Wells Fargo Securities, LLC at 1-800-645-3751.

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